Exhibit 23



                          Independent Auditors' Consent




To the Board of Directors and Shareholders
Citizens Communications Company:

We consent to the incorporation by reference in the Registration Statement (No. 33-52873) on Form S-3, in the Registration Statement (No. 33-63615) on Form S-3, in the Registration Statement (No. 333-58044) on Form S-3, in the Registration Statement (No. 333-91054) on Form S-8, in the Registration Statement (No. 333-61432) on Form S-8, in the Registration Statement (No. 333-71821) on Form
S-8, in the Registration Statement (No. 333-71597) on Form S-8, in the Registration Statement (No. 333-71029) on Form S-8, in the Registration Statement (No. 33-42972) on Form S-8, in the Registration Statement (No. 33-48683) on Form S-8, in the Registration Statement (No. 333-69740) on Form S-4 of Citizens Communications Company and subsidiaries of our reports dated March 4, 2004, with respect to the consolidated balance sheets of Citizens Communications Company and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2003, and the related consolidated financial statement schedule, which reports appear in the December 31, 2003, annual report on Form 10-K of Citizens Communications Company and subsidiaries. Our reports refer to the adoption of Statement of Financial Accounting Standard
(SFAS) No. 142, "Goodwill and Other Intangible Assets" as of January 1, 2002 and to the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations" as of January 1, 2003.




                                                     /s/ KPMG LLP


New York, New York
March 11, 2004